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                     May 21, 2020

       Edward Fitzpatrick
       Chief Financial Officer
       Genpact LTD
       Victoria Place , 5th Floor
       31 Victoria Street
       Hamilton HM 10
       Bermuda

                                                        Re: Genpact Limited
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 1-33626

       Dear Mr. Fitzpatrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services